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Exhibit 99.1

DIGITAL RIVER, INC.
1998 STOCK OPTION PLAN

APPROVED BY STOCKHOLDERS ON JULY 27, 1998

AMENDED BY THE BOARD OF DIRECTORS ON FEBRUARY 13, 2003
APPROVED BY STOCKHOLDERS ON MAY 19, 2003

        1)    Introduction; purposes. The Digital River, Inc. (the "Corporation") 1998 Stock Option Plan (the "Plan") amends and restates the Amended and Restated 1994 Stock Option Plan. The principal purposes of the Plan are: (a) to improve individual performance by providing long-term incentives and rewards to employees, directors and consultants of the Corporation; (b) to assist the Corporation in attracting, retaining and motivating employees and consultants with experience and ability; and (c) to associate the interests of such persons with those of the Corporation's stockholders.

        Options granted under this Plan may either be Incentive Stock Options qualified under Section 422 of the Code or Non-Qualified Options.

        2)    Definitions. For purposes of this Plan, the following terms shall have the meanings indicated below:

          (01) "Affiliate"—any parent corporation or subsidiary corporation of the Corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

          (02) "Capital Stock"—any of the Corporation's authorized but unissued shares of voting common stock, par value of One Cent ($.01) per share.

          (03) "Code"—the Internal Revenue Code of 1986, as amended from time to time.

          (04) "Committee"—a committee consisting solely of not less than two members of the Board of Directors of the Corporation who are "Non-Employee Directors" within the meaning of and to the extent required by the general rules and regulations promulgated pursuant to Section 16 of the Exchange Act. The term "Committee" shall refer to the Board of Directors of the Corporation during such times as no committee is appointed by the Board of Directors.

          "Continuous Service"—the Optionee's service with the Corporation or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. The Optionee's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders service to the Corporation or an Affiliate as an employee, consultant or director or a change in the entity for which the Optionee renders such service, provided that there is no interruption or termination of the Optionee's Continuous Service. For example, a change in status from an employee of the Corporation to a consultant of an Affiliate or a director of the Corporation will not constitute an interruption of Continuous Service. The Board of Directors of the Corporation or the chief executive officer of the Corporation, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

          (05) "Corporation"—effective December 29, 1997, Digital River, Inc., a Delaware corporation and any of its Affiliates.

          (06) "Covered Employee"—the Chief Executive Officer and the four (4) other highest compensated officers of the Corporation for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

          (07) "Exchange Act"—the Securities Exchange Act of 1934, as amended.

          (08) "Fair Market Value"—the price per share determined as follows: (a) if the security is listed for trading on one or more national securities exchanges (including the NASDAQ National Market System), the reported last sales price on such principal exchange on the date in question, or if such security shall not have been traded on such principal exchange on such date, the reported last sales price on such principal exchange on the first day prior thereto on which such security was so traded; or (b) if the security is not listed for trading on a national securities exchange (including the NASDAQ National Market System) but is traded in the over-the-counter market, the mean of the highest and lowest bid prices for such security on the date in question, or if there are no such bid prices for such security on such date, the mean of the highest and lowest bid prices on the first day prior thereto on which such prices existed; or (c) if neither (a) nor (b) is applicable, by any means deemed fair and reasonable by the Committee (as defined below) which determination shall be final and binding on all parties.

          (10) "Incentive Stock Option"—an option defined in Section 422 of the Code to purchase shares of the Capital Stock of the Corporation.

          (11) "Non-Qualified Stock Option"—an option, not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code, to purchase Capital Stock of the Corporation.

          (12) "Option"—the term shall refer to either an Incentive Stock Option or a Non-Qualified Stock Option.

          (13) "Option Agreement"—a written agreement pursuant to which the Corporation grants an option to an Optionee and sets the terms and conditions of the Option.

          (14) "Option Date"—the date upon which an option Agreement for an Option granted pursuant to this Plan is duly executed by or on behalf of the Corporation.

          (15) "Option Stock"—the voting common stock of the Corporation, par value of One Cent ($.01) per share (subject to adjustment as described in Section 8) reserved for Options pursuant to this Plan, or any other class of stock of the Corporation which may be substituted therefor by exchange, stock split or otherwise.

          (16) "Optionee"—an officer, management level employee, other employee, consultant or director of the Corporation or one of its Affiliates to whom an Option has been granted under the Plan.

          (17) "Outside Director"—a director of the Corporation who either (i) is not a current employee of the Corporation or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Corporation or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Corporation or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Corporation or an "affiliated corporation" for services in any capacity other than as a director or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

          (18) "Plan"—this 1998 Stock Option Plan, as amended hereafter from time to time.

          (19) "Rule 16b-3"—Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        3)    Options Available Under Plan. The Corporation's authorized Capital Stock in an amount equal to 5,983,333 shares is hereby made available, and shall be reserved for issuance under this Plan. The aggregate number of shares available under this Plan shall be subject to adjustment on the occurrence of any of the events and in the manner set forth in Section 8. Except as provided in Section 8, in no event shall the number of shares reserved be reduced below the number of shares issuable upon exercise of outstanding Options. If an option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares, shall (unless the Plan shall have been terminated) become available for other Options under the Plan.

        4)    Administration. The Plan shall be administered by the Committee. The Corporation shall grant Options pursuant to the Plan upon determinations of the Committee as to which of the eligible persons shall be granted Options, the number of shares to be optioned and the term during which any such Options may be exercised. The Committee may from time to time adopt rules and regulations for carrying out the Plan and shall have authority and discretion to interpret and construe any provision of the Plan. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan shall be final and conclusive. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Option granted under the Plan.

        At such time as the Capital Stock is publicly traded, in the discretion of the Board of Directors of the Corporation, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board of Directors of the Corporation or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors, the authority to grant Options to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option or (b) not persons with respect to whom the Corporation wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Options to eligible persons who are not then subject to Section 16 of the Exchange Act.

        5)    Eligibility for Incentive Stock Options. Incentive Stock Options may only be granted to an officer employee, management level employee or other employee of the Corporation or any of its Affiliates. A director of the Corporation who is not also an employee shall not be eligible to receive an Incentive Stock Option.

        In selecting the employees to whom Incentive Stock Options shall be granted, as well as determining the number of shares subject to each Option, the Committee shall take into consideration such factors as it deems relevant in connection with accomplishing the purposes of the Plan. For any calendar year, the aggregate Fair Market Value (determined at the Option Date) of the stock with respect to which any Incentive Stock Options are exercisable for the first time by any individual employee (under all Incentive Stock Option plans of the Corporation, and all Affiliate corporations) shall not exceed $100,000. Subject to the provisions of Section 3, an employee who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or options if the Committee shall so determine.

        No Incentive Stock Option may be granted under this Plan later than the expiration of ten (10) years from the adoption of this Plan by the Board of Directors or the approval of this Plan by the stockholders, whichever is earlier. Subject to the provisions of Section 8, relating to adjustments upon changes in stock, no employee shall be eligible to be granted Options covering more than five hundred thousand (500,000) shares of the Capital Stock during any calendar year.

        6)    Eligibility for Non-Qualified Options. Non-Qualified Options may be granted only to an officer, director, management level employee, other employee or consultant of the Corporation or a Affiliate. No further restrictions are placed on the Committee in determining eligibility for granting Non-Qualified Options. Subject to the provisions of Section 8, relating to adjustments upon changes in stock, no employee shall be eligible to be granted Options covering more than five hundred thousand (500,000) shares of the Capital Stock during any calendar year.

        7)    Terms and Conditions of Options. Whenever the Committee shall designate an Optionee, it shall communicate to the Secretary of the Corporation the name of the Optionee, the number of shares to be Optioned and such other terms and conditions as it shall determine, not inconsistent with the provisions of this Plan. The President or other officer of the Corporation shall then enter into an Option Agreement with the Optionee, complying with and subject to the following terms and conditions and setting forth such other terms and conditions of the Option as determined by the Committee:

          (01) Number of Shares and Option Price. The Option Agreement shall state the total number of shares to which it pertains. The price of Option Stock for an Incentive Stock Option, shall be not less than one hundred percent (100%) of the Fair Market Value of the Option Stock at the Option Date. The price of the Option Stock for a Non-Qualified Stock Option shall be determined by the Committee and may be less than the Fair Market Value at the Option Date. In the event an Incentive Stock Option is granted to an employee who, at the Option Date, owns more than ten percent (10%) of the total combined voting power of all classes of the Corporation's stock then outstanding, the price of the shares of common stock which will be covered by such Option shall be at least one hundred ten percent (110%) of the Fair Market Value of the common stock at the Option Date. The Option price shall be subject to adjustment as provided in Section 8 hereof. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in this paragraph if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

          (02) Time and Manner of Exercise of Option. Options granted hereunder shall be exercisable as determined by the Committee at the time of the grant of such Options. Notwithstanding the foregoing, no Option may be exercised after ten (10) years from the date on which the option was granted; provided that no incentive stock option granted to a holder of ten percent (10%) of the Corporation's voting capital stock may be exercised after five (5) years from the date on which it was granted.

          (03) Termination of Continuous Service, Except Death or Disability. In the event that the continuous service of an Optionee shall cease for any reason other than his or her death, disability or "for cause," unless otherwise specified in the Option Agreement, any vested, outstanding Options shall terminate ninety (90) days after the termination of the employee or at the time specified in the Option Agreement. If an alternate period other than ninety (90) days is included in the Option Agreement, any vested Options not exercised within the period specified in the Option Agreement shall terminate at the expiration of such period. In the event that Optionee shall be terminated "for cause" including, but not limited to: (i) willful breach of any agreement entered into with the Corporation; (ii) misappropriation of the Corporation's property, fraud, embezzlement, breach of fiduciary duty, other acts of dishonesty against the Corporation; or (iii) conviction of any felony or crime involving moral turpitude, the Option shall terminate as of the date of the Optionee's termination of continuous service; provided, however, that for Options granted after May 1, 2001, if Optionee is terminated "for cause" as described above, the Option shall terminate seven (7) days after termination of the employee.

          (04) Death or Disability of Optionee. If the Optionee shall die or become disabled within the definition of Section 22(e)(3) of the Code while in the employ of the Corporation or any Affiliate or if the Optionee shall die within the period after the termination of his or her continuous service with the Corporation or any Affiliate as provided in paragraph (03) of this section, and in either case shall not have fully exercised his or her vested Options, any vested Options granted pursuant to the Plan which were exercisable at the date of termination of continuous service shall terminate at the time specified in the option Agreement; provided, however, that such vested Options shall not be exercisable for a period greater than one (1) year following his or her death or date of disability. If no such periods are specified in the Option Agreement, then any vested outstanding

  Options shall be exercisable only within: (i) six (6) months following the optionee's death and (ii) thirty (30) days following the Optionee's disability. In the case of death, such Option shall be exercised pursuant to subparagraph (06) of this Section by the Person or persons to whom the optionee's rights under the Option shall pass by the Optionee's will or by the laws of descent and distribution, and only to the extent that such Options were exercisable at the time of death.

          (05) Transfer of Option. Each Option granted hereunder shall, by its terms, not be transferable by the Optionee other than by will or by the laws of descent and distribution, and shall be, during the Optionee's lifetime, exercisable only by the Optionee or Optionee's guardian or legal representative. Except as permitted by the preceding sentence, each Option granted under the Plan and the rights and privileges thereby conferred shall not be transferred, assigned or pledged in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to so transfer, assign, pledge, or otherwise dispose of the option, or of any right or privilege conferred thereby, contrary to the provisions of the Option or the Plan, or upon levy of any attachment or similar process upon such rights and privileges, the Option, and such rights and privileges, shall immediately become null and void.

          (06) Manner of Exercise of Options. An Option may be exercised, in whole or in part, at such time or times and with such rights with respect to such shares which have accrued and are in effect. Such Option shall be exercisable only by: (i) written notice to the Corporation of intent to exercise the Option with respect to a specified number of shares of stock; (ii) tendering the original Option Agreement to the Corporation; and (iii) payment to the Corporation of the amount of the Option purchase price for the number of shares of stock with respect to which the Option is then exercised. Payment of the Option purchase price shall be made in the manner set forth in the Option Agreement, which may be in: (i) cash, check or equivalent form; (ii) by delivery of shares of common stock of the Corporation which have been owned for no less than six (6) months, With a Fair Market Value equal to the Option purchase price; (iii) by a combination of cash and shares of common stock of the Corporation, which value together shall equal the Option purchase price; provided, however, that there shall be no such exercise at any time as to fewer than one hundred (100) shares or all of the remaining shares then purchasable by the Optionee or person exercising the Option. When all shares of Optioned stock covered by the Option Agreement have been issued to the Optionee, or the Option shall expire, the Option Agreement shall be canceled.

          (07) Option Certificate. The Board of Directors shall have discretion to issue a certificate representing an Option granted pursuant to this Plan. Such certificate shall be surrendered to the Corporation upon exercise of the Option.

          (08) Delivery of Certificate. Except where shares are held for unpaid withholding taxes, between fifteen (15) and thirty (30) days after receipt of the written notice and payment specified above, the Corporation shall deliver to the Optionee certificates for the number of shares with respect to which the Option has been exercised, issued in the Optionee's name; provided, however, that such delivery shall be deemed effected for all purposes when the Corporation, or the stock transfer agent for the Corporation, shall have deposited such certificates in the United States mail, postage prepaid, addressed to the Optionee and the address specified in the written notice of exercise.

          (09) Other Provisions. The Option Agreements under this Section shall contain such other provisions as the Committee shall deem advisable.

        8)    Adjustments.

          (01) Capitalization Adjustments. If any change is made in the Capital Stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Corporation (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Corporation), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to Section 3.) and the maximum number of shares subject to award to any person pursuant to Sections 5 and 6.), and the outstanding Options will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Options. Such adjustments shall be made by the Board of Directors of the Corporation, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Corporation shall not be treated as a transaction "without receipt of consideration" by the Corporation.)

          (02) Change in Control—Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (1) a sale of substantially all of the assets of the Corporation, (2) a merger or consolidation in which the Corporation is not the surviving corporation or (3) a reverse merger in which the Corporation is the surviving corporation but the shares of Capital Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any Options outstanding under the Plan or shall substitute similar Options (including an award to acquire the same consideration paid to the stockholders in the transaction described in this Section 8, paragraph (02) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume such Options or to substitute similar Options for those outstanding under the Plan but subject to the restrictions in this Section 8, paragraph (04), then with respect to Options held by Optionees whose Continuous Service has not terminated, the vesting shall be accelerated in full, and the Options shall terminate if not exercised at or prior to such event. With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised prior to such event.

          (03) Change in Control—Securities Acquisition. In the event of an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Corporation or an Affiliate) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Corporation representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors (other than an acquisition pursuant to Section 8, paragraph (02) above), then with respect to Options held by Optionees whose Continuous Service has not terminated and subject to the restrictions in Section 8, paragraph (04), the vesting of such Options shall be accelerated in full.

          (04) Pooling of Interests. If the Corporation and the other party to the transaction constituting a "change in control" as described in this Section 8 agree that such transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if such transaction in fact is so treated, then the accelerated vesting of options described in this Section 8.) shall not occur to the extent that the Corporation's independent public accountants and such other party's independent public accountants separately determine in good faith that such acceleration would preclude the use of "pooling of interests" accounting.

        9)    No Rights as Stockholder. An Optionee shall not, by reason of any option granted hereunder, have any right of a stockholder of the Corporation with respect to the shares covered by his Option until such shares shall have been issued to the Optionee.

        10)  No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon the Optionee to exercise such option. Neither shall the Plan confer upon the Optionee any rights respecting continued continuous service nor limit the Optionee's rights or the Corporation's rights to terminate such continuous service.

        11)  Withholding Taxes. Whenever under the Plan shares of Option Stock are to be issued upon exercise of the motions granted hereunder and prior to the delivery of any certificate or certificates for said shares by the Corporation, the Corporation shall have the right to require the Optionee to remit to the Corporation an amount sufficient to satisfy any federal and state withholding or other employment taxes resulting from such exercise. In the event that withholding taxes are not paid within five days after the date of exercise, to the extent permitted by law the Corporation shall have the right, but not the obligation, to cause such withholding taxes to be satisfied by reducing the number of shares of stock deliverable or by offsetting such withholding taxes against amounts otherwise due from the Corporation to the Optionee. If withholding taxes are paid by reduction of the number of shares deliverable to Optionee, such shares shall be valued at the Fair Market Value as of the fifth business day following the date of exercise.

        12)  Purchase for Investment; Rights of Holder on Subsequent Registration. Unless the shares to be issued upon exercise of an Option granted under the Plan have been effectively registered under the Securities Act of 1933 as now in force or hereafter amended (the "1933 Act"), the Corporation shall be under no obligation to issue any shares covered by any Option unless the person who exercises such Option, whether such exercise is in whole or in part, shall give a written representation and undertaking to the Corporation which is satisfactory in form and scope to counsel for the Corporation and upon which, in the opinion of such counsel, the Corporation may reasonably rely, that he or she is acquiring the shares issued to him or her pursuant to such exercise of the option for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the 1933 Act, or any other applicable law, and that if shares are issued without such registration a legend to this effect may be endorsed on the securities so issued. In the event that the Company shall, nevertheless, deem it necessary or desirable to register under the 1933 Act or other applicable statutes any shares with respect to which an Option shall have been exercised, or to qualify any such shares for exemption from the 1933 Act or other applicable statutes, then the Corporation shall take such action at its own expense and may require from each participant such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances under which they were made.

        13)  Modification of Outstanding Options. The Committee may accelerate the exercisability of an outstanding Option and may authorize modification of any outstanding Option with the consent of the participant when and subject to such conditions as are deemed to be in the best interests of the Corporation and in accordance with the purposes of the Plan.

        14)  Foreign Employees. Without amending the Plan, the Committee may grant Options to eligible employees who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes the Committee may make such modification, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Corporation operates or has employees.

        15)  Approval of Stockholders. This Plan is expressly subject to approval of holders of the majority of the outstanding shares of Common Stock of the Corporation, and if it is not so approved on or before twelve (12) months after the date of adoption of this Plan by the Board of Directors, the Plan shall not come into effect and any Options granted Pursuant to this Plan shall be deemed canceled.

        16)  Liquidation. Upon the complete liquidation of the Corporation, any unexercised Options theretofore granted under this Plan shall be deemed canceled, except as otherwise provided in Section 8 in connection with a merger, consolidation or reorganization of the Corporation.

        17)  Restrictions on Issuance of Shares. Notwithstanding the provisions of Section 7, the Corporation may delay the issuance of shares covered by the exercise of any Option and the delivery of a certificate for such shares until one of the following conditions shall be satisfied:

          (01) The shares with respect to which the Option has been exercised are at the time of the issue of such shares effectively registered under applicable Federal and State securities acts as now in force or hereafter amended; or

          (02) A no-action letter in respect of the issuance of such shares shall have been obtained by the Corporation from the Securities and Exchange Commission and any applicable state securities commissioner; or

          (03) Counsel for the Corporation shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such shares are exempt from registration under applicable Federal and State securities acts as now in force or hereafter amended.

        It is intended that all exercise of Options shall be effective, and the Corporation shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Corporation shall be under no obligation to cause a registration statement or a post-effective amendment to any registration statement to be prepared at its expense solely for the purpose of covering the issue of shares in respect of which any option may be exercised.

        18)  Termination and Amendment of the Plan. This Plan shall terminate ten (10) years after June 9, 1998, the date the Plan is adopted by the Board, or at such earlier time as the Board of Directors shall determine. Any termination shall not affect any Options then outstanding under the Plan.

        The Board or the Committee at any time, and from time to time, may amend the Plan. However, except as provided in Section 8 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Corporation to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements. The Board or the Committee may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

        19)  Indemnification. In addition to such other rights of indemnification as they may have and subject to limitations of applicable law, the members of the Committee shall be indemnified by the Corporation against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid to them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding. The Committee member or members shall notify the Corporation in writing, giving the Corporation an opportunity at its own cost to defend the same before such Committee member or members undertake to defend the same on their own behalf.

        20)  General Provisions. If any day on or before which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, such action may be taken on the next succeeding day not a Saturday, Sunday or legal holiday. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by and construed under the laws of the State of Delaware.

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DIGITAL RIVER, INC. 1998 STOCK OPTION PLAN